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                                                                    EXHIBIT 99.2

LAM RESEARCH CORPORATION PRICES CONVERTIBLE SUBORDINATED NOTES

         FREMONT, Calif.--May 17, 2001 -- Lam Research Corporation (Nasdaq: LRCX
- news) today announced it has priced its previously announced private placement of $250 million of convertible subordinated notes due 2006 (plus an additional amount up to $50 million at the option of the purchasers).

         The notes will be convertible into common stock of the company at a conversion price of $44.93 per share and will accrue interest at an annual rate of 4.0 percent. These notes will mature in five years and will not be callable for the first three years. The transaction is expected to close in May 2001. The closing is subject to customary closing conditions. The Company stated that it intends to use the net proceeds of the transaction for general corporate purposes, including working capital.

         This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities. The securities to be offered will not be registered under the Securities Act of 1933, as amended, or applicable state securities laws, and are only being offered to qualified institutional buyers in reliance on Rule 144A under the Securities Act. Unless so registered, the notes and any common stock issued upon conversion of the notes may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.